Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF MAY 20, 2007

AMONG

FIFTH THIRD FINANCIAL CORPORATION,

R&G FINANCIAL CORPORATION,

R&G ACQUISITION HOLDINGS CORPORATION

AND

R-G CROWN BANK, FSB

i

TABLE OF CONTENTS

(Continued)

5.12	Assumption of Indenture Obligations.	50

5.13	Antitakeover Statutes.	50

5.14	Noncompetition.	50

5.15	Nonsolicitation.	51

5.16	Daily Operation.	51

5.17	Employment of Crown Bank Employees.	51

5.18	Financial Statements.	51

5.19	Redemption of RAC Preferred Stock.	51

5.20	Referral Agreement Terminations.	51

5.21	Environmental Audit.	51

5.22	Title Insurance and Surveys	52

5.23	Real Estate.	52

5.24	Building and Mechanical Inspection.	52

5.25	Condemnation. .	52

5.26	Adjusted Tangible Book Value.	53

5.27	Mutual Cooperation.	54

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE TRANSACTION		54

6.01	Conditions to Each Party’s Obligation to Effect the Transaction.	54

6.02	Conditions to Obligations of RGF, RAC and Crown Bank.	55

6.03	Conditions to Obligation of Acquiror.	55

ARTICLE VII TERMINATION		57

7.01	Termination.	57

7.02	Effect of Termination and Abandonment.	58

ARTICLE VIII MISCELLANEOUS		59

8.01	Survival.	59

8.02	Waiver; Amendment.	59

8.03	Counterparts.	59

8.04	Governing Law.	59

8.05	Expenses.	60

8.06	Notices.	60

8.07	Entire Understanding; No Third Party Beneficiaries.	61

ii

TABLE OF CONTENTS

(Continued)

8.08	Severability.	61

8.09	Enforcement of the Agreement.	61

8.10	Interpretation.	61

8.11	Assignment.	61

8.12	Alternative Structure.	62

ANNEX A	Form of Real Property Purchase Agreement

ANNEX B	Form of Escrow Agreement

ANNEX C	Form of Tenant Estoppel Letter

ANNEX D	Form of Landlord Estoppel Letter

ANNEX E	Form of Opinion

ANNEX F	Termination and Release Agreement

EXHIBIT A	Pro Forma Tangible Book Value Sheet

EXHIBIT B	FTPS Agreement

EXHIBIT C	Referral Agreement

iii

STOCK PURCHASE AGREEMENT, dated as of May 20, 2007, among Fifth Third Financial Corporation (“Acquiror”), R&G Financial Corporation (“RGF”), R&G Acquisition Holdings Corporation (“RAC”) and R-G Crown Bank, FSB (“Crown Bank”).

RECITALS

A. Acquiror. Acquiror is an Ohio corporation, having its executive offices in Cincinnati, Ohio.

B. RGF. RGF is a Puerto Rico corporation, having its executive offices in Hato Rey, Puerto Rico.

C. RAC. RAC is a Florida corporation and a wholly owned subsidiary of RGF.

D. Crown Bank. Crown Bank is a federally chartered savings bank and a wholly owned subsidiary of RAC, having its executive offices in Casselberry, Florida.

E. Board Action. The respective Boards of Directors of Acquiror, RGF, RAC and Crown Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Transaction provided for herein.

F. Election. Acquiror, RAC and Crown Bank shall make an election under Section 338(h)(10) of the Code with regard to the purchase by Acquiror of the Crown Bank Common Stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquiring Parties” has the meaning set forth in Section 5.08(a).

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Articles” means the Articles of Incorporation of Acquiror, as amended.

“Acquiror Board” means the Board of Directors of Acquiror.

“Acquiror Code of Regulations” means the Code of Regulations of Acquiror, as amended.

“Acquiror Indemnifiable Losses” has the meaning set forth in Section 5.08(a).

“Adjusted Tangible Book Value” has the meaning set forth in Section 5.26(f)(ii).

“Adverse Consequences” has the meaning set forth in Section 5.08(a).

“Affiliate” of any Person or entity means any stockholder or Person or entity controlling, controlled by under common control with such Person or entity, or any director, officer or key executive of such entity or any of their respective relative. For purposes of this definition, “control,” when used with respect to any Person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agreed Value” has the meaning set forth in Section 5.06(d)(ii).

“Agreement” means this Stock Purchase Agreement, as amended or modified from time to time in accordance with Section 8.02.

“Banking Services” has the meaning set forth in Section 5.14(c).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plan” has the meaning set forth in Section 4.03(n)(i).

“Burdensome Condition” has the meaning set forth in Section 6.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of Florida or Ohio are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 2.01(b).

“Cease and Desist Orders” means, as applicable to Crown Bank, the Cease and Desist Order Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, as amended, issued by the Federal Reserve Board, effective March 16, 2006, and the Consent Order to Cease and Desist for Affirmative Relief, issued by the OTS, effective October 3, 2006, each as Previously Disclosed.

“Client” has the meaning set forth in Section 5.14(d).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Balance Sheet” has the meaning set forth in Section 5.26(f)(iii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act under Section 601 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Securities” means, collectively, Common Securities I, Common Securities II and Common Securities III.

“Common Securities I” means those Common Securities of Trust I dated April 10, 2002 held by RAC.

“Common Securities II” means those Floating Rate Common Securities of Trust II dated December 19, 2002 held by RAC.

“Common Securities III” means those Floating Rate Common Securities of Trust IV dated August 8, 2003 held by RAC.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company ERISA Affiliate” has the meaning set forth in Section 4.03(n)(iii) (H).

“Confidentiality Agreement” has the meaning set forth in Section 5.04(d).

“Consents” has the meaning set forth in Section 5.11.

“Control Transaction” has the meaning set forth in Section 5.05.

“Convertible Rights” means the rights of certain holders of RAC Preferred Stock to convert the RAC Preferred Stock into Crown Bank Preferred Stock if the RAC Preferred Stock is no longer Tier 1 capital pursuant to the applicable regulatory capital rules of the Federal Reserve.

“Convertible Rights Redemption” means the redemption by RAC, at or prior to Closing, of any RAC Preferred Stock which has Convertible Rights.

“Crown Bank” has the meaning set forth in the preamble to this Agreement.

“Crown Bank Board” means the Board of Directors of Crown Bank.

“Crown Bank Bylaws” means the By-laws of Crown Bank, as amended.

“Crown Bank Charter” means the Federal Stock Charter of Crown Bank, as amended.

“Crown Bank Common Stock” means the common stock, $0.01 par value per share, of Crown Bank.

“Crown Bank Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Crown Bank and any predecessor of and any successor to Crown Bank (or to another such predecessor or successor).

“Crown Bank Preferred Stock” means the preferred stock, $0.01 par value per share, of Crown Bank.

“Crown Directors” has the meaning set forth in Section 5.08(e).

“Disclosure Schedule” has the meaning set forth in Section 4.01.

“Effective Time” has the meaning set forth in Section 2.02.

“EFT” has the meaning set forth in Section 3.05.

“EGTRRA” has the meaning set forth in Section 4.03(n)(iii)(B).

“Employees” means current or former employees of Crown Bank.

“Environmental Laws” has the meaning set forth in Section 4.03(p).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall mean the Five Million Dollar ($5,000,000) account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to be used as a non-exclusive fund to pay Acquiror Indemnifiable Losses.

“Escrow Agent” means The Bank of New York.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date between Acquiror, RGF, RAC and Escrow Agent.

“Estoppel Letters” has the meaning set forth in Section 5.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Financial Statements” has the meaning set forth in Section 4.03(h)(i).

“FTPS Agreement” has the meaning set forth in Section 3.05.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“General Survival Period” has the meaning set forth in Section 8.01.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Grantor Trusts” means those six transactions of predominantly fixed rate mortgage loans that were originated by Crown Bank and securitized through grantor trusts, whose certificates were subsequently sold to other financial institutions, that were renegotiated subsequently in 2007 as a result of Crown Bank’s accounting restatements.

“Hazardous Substance” has the meaning set forth in Section 4.03(p).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” has the meanings set forth in Section 5.08(c).

“Insurance Policies” has the meaning set forth in Section 4.03(x).

“IRS” has the meaning set forth in Section 4.03(n)(ii).

“Junior Subordinated Debt” means, collectively, Junior Subordinated Debt I, Junior Subordinated Debt II and Junior Subordinated Debt III.

“Junior Subordinated Debt I” shall mean the Floating Rate Junior Subordinated Deferrable Interest Debentures issued by RAC due 2032 and purchased by Trust I.

“Junior Subordinated Debt II” shall mean the Floating Rate Junior Subordinated Deferrable Interest Debentures issued by RAC due 2032 and purchased by Trust II.

“Junior Subordinated Debt III” shall mean the Floating Rate Junior Subordinated Deferrable Interest Debentures issued by RAC due 2033 and purchased by Trust IV.

“Leased Real Estate” has the meaning set forth in Section 4.03(ee)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, judgment, lien, encumbrance, condition, community property interest, option, hypothecation, attachment, conditional sale, title retention, right of first refusal, debt, trust, or other lien, liability, encumbrance or right of third parties whatsoever other than with respect to liens of real estate Taxes not yet due and payable.

“Loans” has the meaning set forth in Section 3.01(s).

“Material Adverse Effect” means with respect to Crown Bank, any effect that is material and adverse to the financial condition, results of operations or business of Crown Bank; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings association and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks, savings associations or their holding companies generally and not specifically relating to, or having a materially disproportionate effect relative to similarly situated industry participants, on such entity, including changes in prevailing interest rates, or (d) the effects of any action or omission taken with the prior written consent of Acquiror or as otherwise required by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.03(l)(i).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OGCL” means the Ohio General Corporation Law.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Owned Real Estate” has the meaning set forth in Section 4.03(ee)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Phase I Reports“ has the meaning set forth in Section 5.21.

“Phase II Reports“ has the meaning set forth in Section 5.22.

“Post-Closing Tax Period” means any period that begins after the Closing Date and, with respect to any period that begins before and ends after the Closing Date, the portion of such period beginning after the Closing Date.

“Post-2004 Financial Statements” has the meaning set forth in Section 4.03(h)(i).

“Pre-Closing Tax Period” means any period ending on or before the close of business on the Closing Date and the portion of any period up through the close of business on the Closing Date to the extent a period does not close on such date.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Purchaser I” has the meaning set forth in the definition of Trust Preferred Securities.

“Purchaser II” has the meaning set forth in the definition of Trust Preferred Securities.

“Purchaser III” has the meaning set forth in the definition of Trust Preferred Securities.

“Qualified Benefit Plan” has the meaning set forth in Section 4.03(n)(iii)(B).

“RAC” has the meaning set forth in the preamble to this Agreement.

“RAC Preferred Stock” means Series A Preferred Stock of RAC.

“Real Estate Contracts” has the meaning set forth in Section 4.03(ee)(i).

“Real Property” means the real property which is the subject of the Real Property Purchase Agreements.

“Real Property Purchase Agreements” has the meaning set forth in Section 2.01(c).

“Real Property Consideration” has the meaning set forth in Section 2.01(c).

“Real Property Seller” has the meaning set forth in Section 2.01(c).

“Restated Financial Statements” has the meaning set forth in Section 4.03(h)(i).

“Restricted Period” has the meaning set forth in Section 5.14(b).

“RGF” has the meaning set forth in the preamble to this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 5.06(d)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Indemnifiable Losses” has the meaning set forth in Section 5.08(b).

“Selling Parties” has the meaning set forth in Section 5.08(b).

“Significant Subsidiaries” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Special Warranties” has the meaning set forth in Section 8.01.

“Statute of Limitations Survival Period” has the meaning set forth in Section 8.01.

“Straddle Period” has the meaning set forth in Section 5.06(a)(iv).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Surveys” has the meaning set forth in Section 5.22.

“Survival Period” has the meaning set forth in Section 8.01.

“Tax” and “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of Crown Bank or the Crown Bank Group, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Crown Bank or the Crown Bank Group to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of Crown Bank or the Crown Bank Group for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Action” means a legal proceeding brought by any federal, state or local tax authority before a court or administrative body to collect any Tax assessed or found due and owing by any taxing authority.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 7.02(b).

“Titles” has the meaning set forth in Section 5.22.

“Transaction” has the meaning set forth in Section 2.01(a).

“Transaction Consideration” has the meaning set forth in Section 2.01(a)(3).

“Trusts” means, collectively, Trust I, Trust II and Trust IV.

“Trust I” has the meaning set forth in the definition of Trust Preferred Securities.

“Trust II” has the meaning set forth in the definition of Trust Preferred Securities.

“Trust IV” has the meaning set forth in the definition of Trust Preferred Securities.

“Trust Preferred Securities” shall mean, collectively, the following:

(i)	MM Community Funding III, Ltd. (“Purchaser I”) $25,000,000 Floating Rate Trust Preferred Securities of R&G Capital Trust I (“Trust I”) fully and unconditionally guaranteed by RGF and RAC dated April 10, 2002;

(ii)	Preferred Term Securities VIII, Ltd. (“Purchaser II”) $10,000,000 Floating Rate Capital Securities of R&G Capital Trust II, LLT (“Trust II”) fully and unconditionally guaranteed by RAC dated December 19, 2002; and

(iii)	First Tennessee Bank National Association (“Purchaser III”) $15,000,000 Floating Rate Trust Preferred Securities of R&G Capital Trust IV, LLT (“Trust IV”) fully and unconditionally guaranteed by RAC dated August 8, 2003.

ARTICLE II

THE TRANSACTION

2.01 Purchase and Sale of Shares of Crown Bank Common Stock.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Effective Time, RAC shall sell and deliver to the Acquiror, or a direct or indirect Subsidiary or parent of Acquiror, and the Acquiror, or a direct or indirect Subsidiary or parent of Acquiror, shall purchase and accept from RAC (i) all of the shares of Crown Bank Common Stock held by RAC as Previously Disclosed, free and clear of all Liens, and (ii) the Common Securities as Previously Disclosed, free and clear of all Liens.

(i) The Crown Bank Common Stock shall constitute all of the outstanding shares (and all of the direct or indirect Rights to acquire any shares, to the extent any such Rights exist) of capital stock of Crown Bank.

(ii) The purchase of the Common Securities by Acquiror shall include the assumption by the Acquiror, or an entity identified by Acquiror, of the Junior Subordinated Debt and any related guarantees.

(iii) The consummation of the purchase and sale of Crown Bank Common Stock and Common Securities for the Transaction Consideration is collectively referred to herein as the “Transaction.”

(b) Transaction Consideration. In consideration of the purchase and sale of the Crown Bank Common Stock and the Common Securities pursuant to Section 2.01(a) hereof, Acquiror shall pay to RAC the consideration set forth below on the Closing Date, subject to the adjustments set forth in Section 5.26 below and shall assume, or cause an Affiliate or Subsidiary of Acquiror to assume, the Junior Subordinated Debt and any related guarantees (collectively, the “Transaction Consideration”). The Transaction Consideration shall consist of two (2) wire transfers in immediately available federal funds by Acquiror on the Closing Date (i) to RAC in an account designated by RAC at least three Business Days prior to the Closing Date in the amount of Two Hundred Eighty-Three Million Dollars ($283,000,000) plus or minus any adjustments set forth herein and (ii) to the Escrow Agent in the amount of Five Million Dollars ($5,000,000) for deposit into the Escrow Account to be paid out pursuant to the terms of the Escrow Agreement (collectively, the “Cash Consideration”).

(c) Real Property. Acquiror, or an Affiliate or Subsidiary of Acquiror, and R-G Crown Real Estate, LLC (“Real Property Seller”) shall, as of the date hereof, enter into two (2) purchase and sale agreements in the form attached hereto as Annex A (collectively, the “Real Property Purchase Agreements”) for the purchase and/or assignment of the Real Property. Simultaneous with the Closing, Acquiror shall pay to Real Property Seller as consideration for the purchase of the Real Property, the amount of Sixteen Million Dollars ($16,085,000), subject to any adjustments in the Real Property Purchase Agreements (“Real Property Consideration”) by wire transfer in immediately available federal funds to an account designated by Real Property Seller at least three Business Days prior to the Closing Date.

2.02 Effective Time; Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Transaction, but subject to the fulfillment or waiver of those conditions), the Transaction shall become effective upon the completion of the Closing (“Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Graydon Head & Ritchey LLP in Cincinnati, Ohio, not later than the fifth Business Day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all waiting periods in respect thereof, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror, on the one hand, and RGF and RAC, on the other hand, the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.03 Delivery of Shares. At the Closing, RAC shall deliver one or more certificates evidencing the Crown Bank Common Stock and Common Securities to be sold to Acquiror pursuant to this Agreement, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank, together with all necessary documentary or stock transfer stamps affixed to such certificates and accompanied by such other assignments, certificates of authority, consents to transfer instruments and evidence of title to such Crown Bank Common Stock and Common Securities as may be required in order that all right, title and interest in and to such Crown Bank Common Stock and Common Securities pass to Acquiror from RAC.

ARTICLE III

ACTIONS PENDING THE TRANSACTION

3.01 Forbearances of Crown Bank. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Acquiror, not to be unreasonably withheld or delayed, Crown Bank will not, and RGF and RAC will cause Crown Bank not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices (including tax, accounting and other financial matters) or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Acquiror the goodwill of the customers of Crown Bank and others with whom business relations exist.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any Crown Bank capital stock, or (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of Crown Bank capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or equity interests of Crown Bank.

(c) Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Crown Bank capital stock (except for dividends sufficient for RAC to make scheduled payments on pre-existing obligations on the RAC Preferred Stock and the Junior Subordinated Debt as Previously Disclosed).

(d) Compensation; Employment Agreements; Etc. Except as Previously Disclosed, enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of Crown Bank (including any policies or plans regarding the same) or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except for (i) general salary increases to employees, other than directors, executive officers and individuals employed pursuant to employment contracts, made in the ordinary course of business consistent with past practices which do not exceed 5% of current base compensation for any individual employee, (ii) other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed.

(e) Hiring. Hire any person as an employee of Crown Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, (ii) to hire non-executive employees to fill any vacancies arising after the date hereof at a salary equal or less than the previous salary of the prior person in that position and (iii) to hire persons required by regulatory directive or order (provided however, Crown Bank shall provide prior written notice of such hiring to Acquiror and consult with Acquiror prior to such hiring).

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Crown Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties in a transaction that (i) individually is greater than $100,000 or (ii) together with all other such transactions is greater than $1,000,000, except for sales of mortgage loans conducted in the ordinary course of business consistent with past practice; provided, however, no such transactions shall be permitted with an Affiliate of RGF or RAC, except as Previously Disclosed.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, provided written notice has been provided to Acquiror), including by merger or consolidation or by investment in a partnership or joint venture, all or any substantial portion of the assets, business, securities, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than as Previously Disclosed and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

(j) Governing Documents. Amend the Crown Bank Charter or the Crown Bank Bylaws or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP or to conform to current laws, regulations or GAAP.

(l) Contracts. Except as otherwise permitted under this Agreement, enter into, cancel, renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Crown Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Crown Bank of an amount which (i) individually is greater than $50,000 or (ii) together with all other such settlements, agreements or actions is greater than $100,000, and/or would impose any material restriction on the business of Crown Bank or create precedent for claims that are reasonably likely to be material to Crown Bank.

(n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility other than those Previously Disclosed.

(o) Marketing. Except as Previously Disclosed, introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements.

(p) Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities. Other than in the ordinary course of business consistent with past practice, acquire (other than by way of (i) foreclosures or (ii) acquisitions of control in a bona fide fiduciary capacity or (iii) in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency or government sponsored enterprise securities.

(s) Loans. (A) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated by Crown Bank (collectively, “Loans”), other than (1) committed Loans under $500,000 or as Previously Disclosed or (2) Loans made or acquired in the ordinary course of business consistent with past practice; (B) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts sent forth in clause (A) above; or (C) enter into any Loan securitization or create any special purpose funding entity.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of (i) foreclosures or (ii) acquisitions of control in a bona fide fiduciary capacity or (iii) in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice except for commercial loans which require prior notice to Acquiror).

(u) Adverse Actions. Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Transaction set forth in Article VI not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(v) Tax Elections. Except as contemplated by this Agreement or as a consequence of completion of the restatement of RAC’s consolidated financial statements referred to in Section 4.03(h)(i) hereof with the prior written consent of Acquiror, make or change any material Tax election, settle or compromise any material Tax liability of Crown Bank, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Crown Bank, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return or take any actions incompatible with the election under Section 338(h)(10) of the Code referenced in Section 5.06(d).

(w) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Acquiror or its Subsidiaries or Affiliates) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Insurance. Effect a change, directly or indirectly, or enter any agreement, directly or indirectly, which would result in a change of any insurance policy or benefit including, but not limited to, entering into or purchasing any new insurance policies, disposing of any insurance policies, changing the nature and scope of any interest in any existing policies, or making additional contributions to any insurance policy, except for renewals of existing policies that do not extend beyond twelve (12) months and as otherwise required to keep the policies in force.

(y) Inter-company Transactions. Except for the payment of principal and interest on pre-existing obligations as Previously Disclosed, enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

3.02 Forbearances of RGF and RAC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Acquiror, not to be unreasonably withheld or delayed, (i) RGF and RAC will not take any actions incompatible with the election under Section 338(h)(10) of the Code referenced in Section 5.06(e) of this Agreement, and (ii) RGF and RAC will not make any additional non-cash contributions to Crown Bank’s capital.

3.03 No Fundamental Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither RGF, RAC or Crown Bank or Acquiror shall (i) take any action that is intended or may reasonably be expected to result in any of the conditions to the Transaction set forth in this Agreement not being satisfied, (ii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (iii) with respect to RGF, RAC and Crown Bank only, agree to, or make any commitment to, take any of the actions prohibited by Sections 3.01 and 3.02.

3.04 Loan Review. Consistent with GAAP, RGF, RAC and Crown Bank agree that on or before the Effective Time based on a review of Crown Bank’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, Crown Bank will work with Acquiror in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Acquiror system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Acquiror shall provide such assistance and direction to Crown Bank as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time; provided, however, with respect to asset dispositions only, if the Transaction is not consummated due to no fault of RAC, RGF or Crown Bank, Acquiror shall use commercially reasonable efforts to put Crown Bank in the same financial position as if such asset disposition had not occurred. No actions taken by Crown Bank at the request of Acquiror pursuant to this Section 3.04 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

3.05 FTPS Conversion. Upon the request of Acquiror and at the sole option of Acquiror, Crown Bank shall execute and deliver to Acquiror an agreement attached hereto as Exhibit B (“FTPS Agreement”) to convert all electronic funds transfer (“EFT”) related services to FTPS, including conversion to the Jeanie® network or other network in which Acquiror or its Affiliates participates. The FTPS Agreement shall provide that Acquiror will be the exclusive provider of such services to Crown Bank. Acquiror agrees that the cost of the conversion of Crown Bank to EFT provided by Acquiror and conversion to the Jeanie® system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current EFT relationships) will be paid by Acquiror, including the reasonable cost of necessary personnel that need to be hired. Acquiror further agrees that the costs and fees to Crown Bank for the Jeanie® service shall not exceed those charged by the current EFT service provider of Crown Bank, subject to any increases in such costs and fees which would otherwise be permitted under their current EFT processing agreements. In the event this Agreement is terminated pursuant to Section 7.01 hereof for any reason except a material breach or default by RGF, RAC or Crown Bank, and if, in such instance, Crown Bank desires to convert to another provider of EFT services, Acquiror shall pay all costs and expenses associated with such conversion, provided, however, such costs and expenses are reasonable when compared to costs and expenses ordinarily charged in the EFT services industry. In no event shall Crown Bank be required to take any actions pursuant to this Section 3.05 or otherwise under this Agreement that are contrary to any applicable law, regulation, rule or order or which constitute a breach of the fiduciary duties of the directors of Crown Bank.

3.06 Referral Agreement. Simultaneous with the execution of this Agreement, Acquiror and Crown Bank shall enter into the Referral Agreement attached hereto as Exhibit C. Such Referral Agreement shall be an arms-length agreement containing market rates for the referral to Acquiror by Crown Bank of any Person seeking products and services offered by an Affiliate of Acquiror which are not currently offered by Crown Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Disclosure Schedules. RGF, RAC and Crown Bank have delivered to Acquiror a schedule, attached hereto and made a part hereof (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.03 or 4.04 or to one or more of its covenants contained in Article III, provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

4.02 Standard. Solely for purposes of determining whether the condition set forth in Section 6.02(a) or 6.03(a), as the case may be, has been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of RGF, RAC or Crown Bank, on the one hand, or Acquiror, on the other hand, contained in Sections 4.03 or 4.04, respectively, shall be deemed untrue or incorrect for purposes of Sections 6.02(a) or 6.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, (i) as of the date of this Agreement and (ii) as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 4.03 or 4.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

4.03 Representations and Warranties of RGF, RAC and Crown Bank. Subject to Sections 4.01 and 4.02, RGF, RAC and Crown Bank hereby represent and warrant, joint and severally, to Acquiror:

(a) Organization, Standing and Authority; No Violation. RGF is duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. RAC is duly organized, validly existing and in good standing under the laws of the State of Florida. Crown Bank is duly organized and validly existing as a federal savings bank under the laws of the United States of America. Crown Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Crown Bank. Crown Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Crown Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and Crown Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Crown Bank Charter and Crown Bank Bylaws as Previously Disclosed are true, complete and correct copies of such documents as in effect on the date of this

Agreement. The minute books of Crown Bank previously provided to Acquiror contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of its sole stockholder and the Crown Bank Board of Directors (including committees of the Crown Bank Board of Directors) through the date hereof.

(b) Jurisdictions. A list of all jurisdictions in which Crown Bank is qualified to do business and is in good standing as a foreign corporation has been Previously Disclosed, and such jurisdictions are the only jurisdictions in which the nature of the activities conducted by Crown Bank or the character of the properties owned or leased by it makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect on Crown Bank.

(c) Crown Bank Capital Stock. The authorized capital stock of Crown Bank consists solely of (i) 5,000,000 shares of Crown Bank Common Stock, of which 2,016,071 shares were issued and outstanding as of the date hereof and owned by RAC and (ii) 200,000 shares of Crown Bank Preferred Stock, of which none were issued and outstanding as of the date hereof. The Crown Bank Preferred Stock can be subordinated or redeemed without restriction. As of the date hereof, no shares of Crown Bank Common Stock were held in treasury by Crown Bank or otherwise directly or indirectly owned by Crown Bank. The outstanding shares of Crown Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Crown Bank Common Stock have been issued in violation of the preemptive rights of any Person. There are no shares of Crown Bank Common Stock or Crown Bank Preferred Stock reserved for issuance, Crown Bank does not have any Rights issued or outstanding with respect to Crown Bank Common Stock or Preferred Stock and Crown Bank does not have any commitment to authorize, issue or sell any Crown Bank Common Stock or Crown Bank Preferred Stock or Rights, except with respect to the issuance by RAC of RAC Preferred Stock, which provides for the conversion into Crown Bank Preferred Stock under limited circumstances. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Crown Bank may vote are outstanding.

(d) Subsidiaries.

(i) Crown Bank does not own, beneficially or of record, directly or indirectly, any Subsidiary.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and stock in the FHLB, Crown Bank does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(e) Corporate Power. Each of RGF, RAC and Crown Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of RGF, RAC and Crown Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(f) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of RGF, RAC and Crown Bank on or prior to the date hereof. RGF, RAC and Crown Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Acquiror, this Agreement is a valid and legally binding obligation of each of RGF, RAC and Crown Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults.

(i) Except as Previously Disclosed, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by RGF, RAC or Crown Bank in connection with the execution, delivery or performance by RGF, RAC and Crown Bank of this Agreement or to consummate the Transaction.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by RGF, RAC and Crown Bank, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of RGF, RAC or Crown Bank or to which RGF, RAC or Crown Bank or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Crown Bank Charter, the Crown Bank Bylaws or similar governing documents of RGF or RAC or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(h) Financial Statements; Material Adverse Effect.

(i) RGF, RAC and Crown Bank have previously delivered to Acquiror RGF’s consolidated financial statements at and for the years ended December 31, 2004, 2003 and 2002. Such consolidated financial statements are in the process of being restated (“Restated Financial Statements”). No consolidated or unconsolidated financial statements for RGF, RAC or Crown Bank with respect to any periods subsequent to December 31, 2004 are available. RGF, RAC and Crown Bank shall promptly prepare unaudited balance sheets, income statements, and statements of stockholder’s equity of Crown Bank (without notes to financial statements) for the annual and quarterly periods subsequent to December 31, 2004 through the most recent quarter-end prior to the Closing Date (provided that the most recent quarter-end prior to the Closing Date is at least twenty (20) days prior to the Closing Date) in accordance with GAAP that fairly present the financial condition of Crown Bank (collectively, the “Post-2004 Financial Statements” and, together with the Restated Financial Statements, the “Financial Statements”). RGF, RAC and Crown Bank have provided to Acquiror Confidential Examination Materials in connection with Acquiror’s evaluation of the Transaction.

(ii) Except for filings of Current Reports on Form 8-K and Notices of Late Filings filed under Form 12b-25, RGF has not filed any forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since its Form 10-K filed on March 16, 2005. Neither RAC nor Crown Bank is required to file periodic reports with the SEC pursuant to the Exchange Act. RGF and RAC have made available to Acquiror true, correct and complete copies of all written correspondence between the SEC, on the one hand, and RGF and any of its Subsidiaries, on the other hand, occurring since December 31, 2004.

(iii) Except as Previously Disclosed, since December 31, 2004, (A) Crown Bank has conducted its business in the ordinary and usual course consistent with past practice, (B) Crown Bank has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.01, other than any such actions that (1) were taken in the ordinary course of business consistent with past practice, (2) were not, individually or in the aggregate, material to the business, operations or financial condition of Crown Bank and (3) did not have and are not reasonably likely to have a Material Adverse Effect with respect to Crown Bank and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Crown Bank.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by Crown Bank entitled the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by Crown Bank, to cause Crown Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Crown Bank. All cash, stock or other dividends or any other distribution with respect to the capital stock of Crown Bank that has been declared, set aside or paid since December 31, 2003 has been Previously Disclosed. Since December 31, 2003, no shares of capital stock of Crown Bank have been purchased, redeemed or otherwise acquired, directly or indirectly, by Crown Bank and no agreements have been made by Crown Bank to do any of the foregoing.

(i) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against Crown Bank, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to Crown Bank, and, to the knowledge of RGF, RAC or Crown Bank, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Except with respect to the Cease and Desist Orders, neither Crown Bank nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Crown Bank.

(j) Regulatory Matters.

(i) Except with respect to the Previously Disclosed Cease and Desist Orders, neither Crown Bank nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Crown Bank adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Crown Bank has paid all assessments made or imposed by any Governmental Authority.

(ii) Except with respect to matters which may arise from time to time in connection with its compliance with the Cease and Desist Orders (which matters shall be promptly disclosed to Acquiror), Crown Bank has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii) Except with respect to the Cease and Desist Orders and as Previously Disclosed, (i) no Governmental Authority has initiated since December 31, 2003 or has pending any proceeding, enforcement action or, to the knowledge of RGF, RAC or Crown Bank, investigation or inquiry into the business, operations, policies, practices or disclosures of Crown Bank (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Crown Bank), or, to the knowledge of RGF, RAC or Crown Bank, threatened any of the foregoing, and (ii) except with respect to the Cease and Desist Orders and matters referred to therein, there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Crown Bank.

(iv) The most recent regulatory rating given to Crown Bank as to compliance with the Community Reinvestment Act is “Satisfactory.” Since the last regulatory examination of Crown Bank with respect to Community Reinvestment Act compliance, Crown Bank has not received any complaints as to Community Reinvestment Act compliance.

(k) Compliance With Laws. Except as referenced in the Cease and Desist Orders or as Previously Disclosed, Crown Bank:

(i) is and at all times since December 31, 2003 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has and at all times since December 31, 2003 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of RGF, RAC or Crown Bank, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2003, no notification or communication from any Governmental Authority (A) asserting that Crown Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of RGF, RAC or Crown Bank, do any grounds for any of the foregoing exist);

(iv) except as Previously Disclosed, (i) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (ii) has designed disclosure controls and procedures to ensure that material information is made known to the management of Crown Bank, RGF and RAC on no less than a quarterly basis, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls;

(v) has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law

(l) Material Contracts; Defaults.

(i) Except as Previously Disclosed, Crown Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Crown Bank to indemnification from Crown Bank, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 30 days or less notice and involving the payment or value of more than $50,000 per annum, (v) which is with or to a labor union or guild (including any collective bargaining agreement), (vi) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (vii) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of Crown Bank, (viii) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case, (ix) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $50,000 or more in annual fees, (x) which provides for the payment by Crown Bank of payments upon a change of control thereof, (xi) which is a lease for any real property owned or presently used by Crown Bank, including the Real Estate Contracts, (xii) which is a lease for any material personal property owned or presently used by Crown Bank, (xiii) which materially restricts the conduct of any business by Crown Bank or limits the freedom of Crown Bank to engage in any line of business in any geographic area (or would so restrict Crown Bank after consummation of the Transaction) or which requires exclusive referrals of business or requires Crown Bank to offer specified products or services to their customers or depositors on a priority or exclusive basis, (xiv) which is with an Affiliate of RFG, RAC or Crown Bank regardless of any limitations set forth in this Section 4.03(l) or elsewhere in this Agreement or (xv) which is with respect to, or otherwise commits Crown Bank to do, any of the foregoing (collectively, “Material Contracts,” which definition shall include Real Estate Contracts). Crown Bank has Previously Disclosed and made available to Acquiror true and correct copies of each such Material Contract. Those Material Contracts requiring consent to assignment to Acquiror shall be so identified on the Disclosure Schedules.

(ii) Each Material Contract is valid and binding on Crown Bank and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of RGF, RAC or Crown Bank, is valid and binding on the other parties thereto. Neither Crown Bank nor, to the knowledge of RGF, RAC or Crown Bank, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Crown Bank is currently outstanding.

(iii) All outstanding loans from Crown Bank to its officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(m) No Brokers. No action has been taken by RGF or on behalf of RAC or any of its Subsidiaries, including RAC and Crown Bank, or any of their Affiliates, that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding Previously Disclosed fees to be paid to Keefe, Bruyette & Woods, Inc. and Citigroup Global Markets

Inc. by RGF. Copies of all agreements with Keefe, Bruyette & Woods, Inc. and Citigroup Global Markets Inc. have been previously furnished to Acquiror. Acquiror shall not have any liability for any brokerage commission, finder’s fees or other like payments to any person or entity acting on behalf of RGF, RAC or Crown Bank or any of their Affiliates in connection with this Agreement or any matter related hereto and RGF, RAC and/or Crown Bank, and their Affiliates, shall hold harmless and indemnify Acquiror therefor.

(n) Employee Benefit Plans.

(i) The Disclosure Schedule sets forth a true and complete list of each Benefit Plan (as herein defined), together with an indication of the type of plan (i.e., defined benefit, defined contribution, health and welfare, etc.) and funding status (e.g., funded trust, unfunded obligation or insurance policy). For purposes hereof, the term “Benefit Plan” shall mean any plan, program, policy, practice, arrangement, agreement or system, whether written or unwritten for the benefit of employees, former employees, directors or former directors, or independent contractors or former independent contractors which is or was contributed to or maintained presently or at any time in the last four (4) years by Crown Bank in respect of which Crown Bank is a party or has any liability (contingent or otherwise) and shall include, without limitation, (A) any retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan (“ESOP”), (B) any plan, program or arrangement providing deferred compensation, bonus deferral, stock option or other equity based compensation, change in control payments or benefits or incentive benefits, whether funded or unfunded, and (C) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, voluntary employees’ beneficiary association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of ERISA, or the number of employees covered under such Benefit Plan. The term “Benefit Plan” for all purposes of this Agreement shall include each Predecessor Plan (as hereinafter defined). For purposes hereof, “Predecessor Plan” shall mean any plan, program, policy, practice, arrangement, agreement or system as otherwise described herein which was maintained, contributed to or resulted in liability to any predecessor employer of Crown Bank since January 1, 2002. For purposes hereof, “predecessor employer” shall mean any employer, entity, or business operation acquired by Crown Bank in any type of acquisition (including without limitation, mergers, stock acquisitions and asset acquisitions). Through the date of this Agreement, Crown Bank has not made or committed to make any contributions to any Benefit Plan outside the ordinary course of business or inconsistently with past practice with regard to amounts. Section 4.03(n)(i) of the Disclosure Schedule also sets forth, on an employee-by-employee basis, any and all individual agreements that provide retirement, severance or change of control obligations or payments for which either the Crown Bank or Fifth Third may be liable as a result of the consummation of the transactions contemplated hereby.

(ii) Crown Bank has Previously Disclosed to Fifth Third true and complete copies of each of the Benefit Plans, the summary plan descriptions thereof, and certain related documents, including, but not limited to, (A) the actuarial report for such Benefit Plan (if applicable) for each of the last two years, (B) the most recent determination letter from the Internal Revenue Service (“IRS”), any request made within five years of the date hereof or any

IRS or governmental agency letter along with any material communication to or from any governmental agency with respect to such Benefit Plan, and any annual report on Form 5500 or otherwise (with all applicable attachments) for such Benefit Plan, (C) trust instruments, (D) insurance and annuity contracts, (E) other funding arrangements which implement such Benefit Plan, (F) any third party administrator agreements, recordkeeping agreements or any other agreements pertaining to any Benefit Plan, and (G) each and every amendment to any of the foregoing.

(iii)(A) Each of the Benefit Plans has been maintained, funded, operated and administered in accordance with its own terms and complies in operation and in form in all respects with ERISA, the Code and other applicable laws;

(B) each of the Benefit Plans which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than any such plan that meets the “top-hat” exception under Section 201(1) of ERISA (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS (covering all changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)) that such Benefit Plan is so qualified under Section 401(a) of the Code, the scope of such determination letter is complete and does not exclude consideration of any of the qualification requirements, and nothing has occurred that will adversely affect the qualified status of any such Benefit Plan;

(C) each Qualified Benefit Plan was timely amended and operated in compliance with all applicable changes in law, regulations and IRS requirements enacted or adopted subsequent to the required changes commonly referred to as “GUST”, including but not limited to, EGTRRA good faith amendments and amendments and operations to comply with Revenue Ruling 2001-62, IRS Notice 2001-37, Revenue Ruling 2002-27, IRS Notice 2005-5, the final and temporary regulations under Sections 401(a) (9), (k) and (m) of the Code;

(D) with respect to each Qualified Benefit Plan, either an application for a new determination letter was filed by the end of such Qualified Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(E) no Benefit Plan is subject to Title IV of ERISA;

(F) no Benefit Plan is an ESOP as defined in Section 4975(e)(7) of the Code;

(G) except as to retiree benefits specifically identified as retiree benefits in the Disclosure Schedule, no Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Crown Bank beyond their retirement or other termination of service, other than coverage mandated by COBRA;

(H) no liability under Title IV of ERISA has been incurred by Crown Bank or any trade or business, whether or not incorporated, all of which together with Crown Bank, would be deemed a “single employer” under Section 4001 of ERISA (a “Company ERISA Affiliate”), and no condition exists that presents a material risk to Crown Bank or any Company ERISA Affiliate of incurring a material liability thereunder;

(I) no Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) and none of Crown Bank or any Company ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability or obligation (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any multiemployer pension plan;

(J) no “reportable event”, within the meaning of Section 4043 of ERISA, has occurred for any Benefit Plan or by any Company ERISA Affiliate or will occur in connection with the transaction contemplated by this Agreement;

(K) all contributions payable by Crown Bank and Company ERISA Affiliates as of the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, consistently applied, and any and all payments due from Crown Bank with respect to each such Benefit Plan have been timely made;

(L) there have been no “prohibited transactions” (as defined in ERISA §406 and Code §4975) with respect to any such Benefit Plan and none of Crown Bank or any other person, including any fiduciary, has engaged in a transaction in connection with which Crown Bank or any Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code;

(M) there are no pending or anticipated claims (other than ordinary undisputed claims for benefits), actions, suits, proceedings, hearings or investigations, and to the best knowledge of Crown Bank there are no threatened claims, actions, suits, proceedings, hearings or investigations by, on behalf of, against or involving any of the Benefit Plans or any trusts related thereto, and none of Crown Bank’s directors and officers (and employees with responsibility for employee benefit matters) has any knowledge of any basis therefore;

(N) no employee, former employee, plan participant or any other party (other than Crown Bank) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any Benefit Plan;

(O) Crown Bank has all power and authority necessary to amend or terminate each Benefit Plan and any annuity contract, trust agreement, recordkeeping agreement or any other agreement pertaining thereto, without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced, and Acquiror shall succeed to such power and authority;

(P) all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Benefit Plan and the requirements of COBRA have been met with respect to each such Benefit Plan subject to COBRA;

(Q) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Benefit Plan or accrued in accordance with the past custom and practice of Crown Bank and all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Benefit Plan;

(R) to the extent that such Benefit Plan is a group health benefit plan subject to HIPAA, such Benefit Plan has been and continues to be operated in compliance with such HIPAA requirements;

(S) since January 1, 2005, each Benefit Plan which is subject to Code Section 409A has been operated in good faith compliance with the requirements of Code Section 409A; and

(T) any Qualified Benefit Plan terminated within the last five (5) years was terminated in compliance with the requirements of ERISA and the Code, has received a determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation, if applicable, were fully satisfied.

(iv) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Company or any of its affiliates from Crown Bank or any of its affiliates under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a material adverse effect on Crown Bank.

(v) There has been no amendment to, announcement by Crown Bank relating to, or change in employee participation or coverage under any Benefit Plan which would increase the expense of maintaining such plan above the level of expense incurred therefore for the most recent fiscal year.

(o) Labor Matters. Crown Bank is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Crown Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Crown Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to RGF’s, RAC’s or Crown Bank’s knowledge, threatened, nor is RGF, RAC or Crown Bank aware of any activity involving Crown Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Crown Bank has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(p) Environmental Matters. Except as Previously Disclosed, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on Crown Bank, any liability or obligation arising under any Environmental Laws pending or, to the knowledge of RGF, RAC or Crown Bank, threatened against Crown Bank, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on Crown Bank. To the knowledge of RGF, RAC or Crown Bank, during or prior to the period of (i) its ownership or operation of any of its current or former properties or facilities, (ii) its participation in the management of any property or facility, or (iii) its holding of a security interest or other interest in any property or facility, there were no releases, threatened releases or arrangements for disposal of any Hazardous Substance in, on, under, from or affecting, any such property or facility which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Crown Bank. Crown Bank is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Authority, regulatory agency or third party imposing any liability or obligation pursuant to or under any Environmental Law that could have, individually or in the aggregate, a Material Adverse Effect on Crown Bank.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q) Tax Matters. Except as Previously Disclosed, (A) Crown Bank and the Crown Bank Group have timely filed all Tax Returns, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities required to have been filed, such Tax Returns are correct and complete in all material respects; (B) except as Previously Disclosed, all Taxes due and owed by Crown Bank and the Crown Bank Group, whether or not shown on any Tax Return, have been timely paid (other than certain withholding taxes relating to portfolio interest for which Crown Bank will owe interest and penalties as Previously Disclosed); (C) Crown Bank, the Crown Bank Group and their officers, directors or any employee responsible for Tax matters have, except as Previously Disclosed, complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (other than certain withholding taxes relating to portfolio interest for which Crown Bank will owe interest and penalties as Previously Disclosed); (D) Crown Bank and the Crown Bank Group have not waived any statute of limitations in respect of their Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency; (E) no withholding is required under Section 1445 of the Code in connection with the consummation of the Transactions; (F) to Crown Bank’s and the Crown Bank Group’s knowledge, Crown Bank and the Crown Bank Group have not engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the Regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Tax Return; (G) Crown Bank and the Crown Bank Group have not submitted a request for a ruling to the IRS or a state tax authority; (H) Crown Bank and the Crown Bank Group have not at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return attributable to tax years ending on or after December 31, 2002; (I) Crown Bank has not at any time since its acquisition by RGF and RAC changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (J) the unpaid Taxes of Crown Bank and the Crown Bank Group (i) will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Crown Bank and the Crown Bank Group in filing its Tax Returns; (K) no payments by Crown Bank or the Crown Bank Group to employees required under or contemplated by this Agreement will be non-deductible under Sections 162(a), 162(m) or 280(G) of the Code or other similar provisions of the Code concerning non-deductibility of expenses; (L) except as Previously Disclosed, Crown Bank and the Crown Bank Group are not currently the beneficiary of any extension of time within which to file any Tax Returns (other than the federal and state income tax returns for 2006 currently on extension as Previously Disclosed); (M) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Crown Bank; (N) neither Crown Bank nor the Crown Bank Group has knowledge that any tax authority intends to assess any additional Taxes against Crown Bank or the Crown Bank Group (or any of their assets) for any period for which Tax Returns have been filed; (O) no Tax Actions are pending or being conducted with respect to Crown Bank or the Crown Bank Group; (P) Crown Bank and the Crown Bank Group have not received from any taxing authority (including jurisdictions in which Crown Bank and the Crown Bank Group have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any taxing authority against Crown Bank or the Crown Bank Group; (Q) Crown Bank is not a party to or bound by any tax sharing agreement; (R) Crown Bank has not distributed stock of another Person nor has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 354, 355 or 361 of the Code; (S) neither Crown Bank nor RAC is aware of any reason why either Crown Bank or RAC would not be able to make a valid Section 338(h)(10) Election, and neither Crown Bank nor RAC shall take or allow any action that would result in their inability to make such election(s); (T) Crown Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, except as a consequence of completion of the restatement of RGF’s consolidated financial statements referred to in Section 4.03(g)(i) hereof, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax Law, (ii) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax Law executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (vi) other action taken prior to the Closing Date and (U) Crown Bank does not have nor has it had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and Crown Bank has not engaged in a trade or business within, or derived any income from, any foreign country.

(r) Risk Management Instruments.

(i) All Derivatives Contracts, whether entered into for the account of Crown Bank or for the account of a customer of Crown Bank, were entered into in the ordinary course of business consistent with past practice and applicable laws, rules, regulations and policies of the relevant Governmental Authorities and in accordance with the asset and liability management, investment, securities, risk management and other policies, practices and procedures employed by Crown Bank, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivatives Contracts. All of such Derivatives Contracts are legal, valid and binding obligations of Crown Bank enforceable against it and, to the knowledge of RGF, RAC or Crown Bank, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). Crown Bank has duly performed its obligations under the Derivatives Contracts to the extent that such obligations to perform have accrued and, to the knowledge of RGF, RAC or Crown Bank as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) “Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(s) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of Crown Bank was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of RGF, RAC or Crown Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Crown Bank has Previously Disclosed with respect to itself as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of RGF, RAC or Crown Bank, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Crown Bank, or an applicable regulatory authority (it being understood that no representation is being made that the OTS would agree with the loan classifications established by Crown Bank); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of Crown Bank or an affiliate of Crown Bank.

(t) Properties. All real and personal property owned by Crown Bank or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business as it is currently conducted and consistent with its past practices. Crown Bank has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, real and personal, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as Previously Disclosed. As Previously Disclosed, all real and personal property which is material to Crown Bank’s business and leased or licensed by Crown Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u) Intellectual Property. Crown Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, except as Previously Disclosed by Crown Bank, and Crown Bank has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of RGF, RAC or Crown Bank, the operation of the business of Crown Bank does not infringe or violate the intellectual property of any third party. To the knowledge of RGF, RAC or Crown Bank, no third party is infringing on any intellectual property used or held for use by Crown Bank. Crown Bank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(v) Fiduciary Accounts. Since December 31, 2003, Crown Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. Neither Crown Bank, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(w) Books and Records. The books, records, systems, data and information of Crown Bank (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of Crown Bank and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Crown Bank (including all means of access thereto and therefrom).

(x) Insurance. Crown Bank has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Crown Bank and complete and correct copies of all policies of directors and officers, financial institutions bond coverage, errors and omissions, and all other similar forms of insurance owned, held or maintained by Crown Bank (“Insurance Policies”) have been delivered to Acquiror, as well as copies of any and all outstanding claims and defaults thereunder. In the opinion of management, Crown Bank is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All such insurance policies and bonds owned, held or maintained by Crown Bank are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as to which this representation is being made have been paid, no notice of cancellation or termination has been received with respect to any such policy, Crown Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Such insurance policies and bonds shall remain valid, outstanding and enforceable and will not be terminated prior to the Closing Date. Crown Bank has not been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the last five years.

(y) Allowance For Loan Losses. Crown Bank’s allowance for loan losses is in compliance with Crown Bank’s methodology, as Previously Disclosed, at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(z) No Stockholder Vote of RGF is Required. No vote of the stockholders of RGF is required by law, the articles of incorporation or bylaws of RGF or otherwise to approve this Agreement and the Transaction.

(aa) Fairness Opinions. The Boards of Directors of RGF and RAC have received the written opinions of Keefe Bruyette & Woods, Inc. and Citigroup Global Markets Inc., to the effect that, as of the date hereof, the Transaction Consideration is fair to RGF and RAC from a financial point of view.

(bb) Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of Crown Bank or Affiliate of Crown Bank, relating to, arising from or affecting Crown Bank, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Crown Bank, with or without adequate compensation, in any amount whatsoever.

(cc) Absence of Certain Changes or Events.

(i) Since December 31, 2004, Crown Bank has not (1) granted any stock appreciation rights or, other than with respect to the RAC Preferred Stock which has limited conversion privileges, granted any rights to acquire any shares of its capital stock or other equity interests to any executive officer, director or employee, or (2) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(ii) Since December 31, 2004, there has not been (1) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Crown Bank having a Material Adverse Effect, or (2) any revaluation by Crown Bank of any of its material assets in any material respect, other than as a result of the restatement and subsequent year’s adjustments resulting from the restatement or as required by GAAP.

(dd) Material Facts. No statement contained in this Agreement, including the Disclosure Schedules, or any certificate furnished or to be furnished by or at the direction RGF, RAC or Crown Bank to Acquiror, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(ee) Real Property.

(i) A complete and accurate list and description of: (a) all real property owned by Crown Bank and used by Crown Bank in connection with its operationsError! Unknown document property name. (the “Owned Real Estate“), and (b) all real property not owned by Crown Bank and used by Crown Bank in connection with its operations (the “Leased Real Estate”) pursuant to agreements, leases and other contracts (the “Real Estate Contracts“), has been Previously Disclosed. Except as Previously Disclosed, Crown Bank does not own or lease any real property that is not used in connection with its operations.

(ii) The Previously Disclosed Real Estate Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms. Crown Bank enjoys quiet possession of all Leased Real Estate in accordance with the terms of the applicable leases. Crown Bank is not in default under any Real Estate Contract nor, to the best of Crown Bank’s knowledge, is any other party thereto, and there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Contracts. Crown Bank has delivered to Acquiror true and complete copies of all Real Estate Contracts. Except as Previously Disclosed, the assignment of the Real Estate Contracts to Acquiror, if applicable, will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Acquiror.

(iii) Crown Bank has good, marketable and insurable fee simple title to the Owned Real Estate free and clear of any Liens, except for Liens for taxes not yet due and payable. Crown Bank has, and following the Closing, Acquiror will have, good, marketable and insurable leasehold interests in the Leased Real Estate (where the Real Estate Contract is a lease), free and clear of any Liens. Crown Bank shall, within fifteen (15) Business Days from the date hereof, deliver to Acquiror: (a) a complete and correct copy of each deed or other instrument or evidence of title relating to the Owned Real Estate and Leased Real Estate; (b) a complete and correct copy of each title insurance policy in Crown Bank’s possession insuring title to the Owned Real Estate or Leased Real Estate; (c) a true and correct copy of each survey in Crown Bank’s possession of the Owned Real Estate or Leased Real Estate, and (d) a true and correct copy of any and all environmental reports, construction drawings and plans, certificates of occupancy, warranties and maintenance agreements in Crown Bank’s possession for the Owned Real Estate or Leased Real Estate.

(iv) To the best of Crown Bank’s knowledge, Crown Bank has full legal and practical access to all of the Owned Real Estate and Leased Real Estate Previously Disclosed, and all easements, rights of way, and real property licenses relating thereto have been properly recorded in the appropriate public recording offices. The Owned Real Estate, together with the Leased Real Estate, includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of Crown Bank as now conducted. To the best of Crown Bank’s knowledge, none of the buildings, structures, improvements or fixtures constructed on any Owned Real Estate or Leased Real Estate encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all “set back” lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. To the best of Crown Bank’s knowledge, no utility lines serving the Owned Real Estate or Leased Real Estate pass over the lands of a third party except where appropriate easements have been obtained. To the best of Crown Bank’s knowledge, all buildings, structures, improvements and fixtures comprising part of the Owned Real Estate or Leased Real Estate are in good and technically sound operating condition, have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of Crown Bank as presently conducted. There is no pending or, to the best knowledge of Crown, RAC or RGF, threatened condemnation or other legal proceeding or action of any kind relating to the Owned Real Estate or Leased Real Estate.

(ff) Zoning. The Owned Real Estate and Leased Real Estate are in compliance in all material respects with all federal, state and local laws, ordinances, rules, regulations, codes, zoning codes, building ordinances and orders.

(gg) Permits. The Owned Real Estate and Leased Real Estate have all material permits, consents, approvals and other items required from all federal, state and local governmental, municipal, public and other authorities, bodies and agencies to permit the current use of the Owned Real Estate and Leased Real Estate, including but not limited to all building, site and ATM signage and state department of transportation approval for ingress and egress to the Owned Real Estate or Leased Real Estate.

4.04 Representations and Warranties of Acquiror. Subject to Sections 4.01 and 4.02, Acquiror hereby represents and warrants to RGF, RAC and Crown Bank as follows:

(a) Organization, Standing and Authority. Acquiror is duly organized and validly existing under the laws of the State of Ohio. Acquiror is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Acquiror. Acquiror has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power. Acquiror has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Acquiror and the Acquiror Board on or prior to the date hereof. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by RGF, RAC and Crown Bank, this Agreement is a valid and legally binding agreement of Acquiror, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by Acquiror of this Agreement or to consummate the Transaction, except for filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the State of Georgia Department of Banking and Finance.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Acquiror, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Acquiror or of any of its Subsidiaries or to which Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or code of regulations (or similar governing documents) of Acquiror or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(e) Material Adverse Effect. Since December 31, 2006, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.04 or otherwise), has or is reasonably likely to prevent or delay the consummation of the Transaction by Acquiror.

(f) Regulatory Matters.

(i) Neither Acquiror nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter which is reasonably likely to prevent or delay the consummation of the Transaction by Acquiror, nor has Acquiror or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority which is reasonably likely to prevent or delay the consummation of the Transaction by Acquiror.

(ii) Neither Acquiror nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution which is reasonably likely to prevent or delay the consummation of the Transaction by Acquiror.

(g) Legal Proceedings. There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries which would prevent or delay the consummation of the Transaction by Acquiror.

(h) No Brokers. No action has been taken by Acquiror or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(i) Financing. Acquiror has, and will have available to it at the Effective Time, immediately available funds necessary to consummate the Transaction and to pay the Transaction Consideration.

ARTICLE V

COVENANTS

5.01 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, RGF, RAC and Crown Bank, on the one hand, and Acquiror, on the other hand, agree to use their commercially reasonable best efforts in good faith, and, in the case of Acquiror, to cause its Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end. RGF, RAC and Crown Bank agree to use their commercially reasonably best efforts to support and implement any integration and conversion processes and procedures so requested by Acquiror.

5.02 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, each of Acquiror, Acquiror’s Subsidiaries, RGF, RAC and Crown Bank shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Acquiror (and Crown Bank, if applicable) as soon as reasonably practicable after the execution hereof, but in no event later than 21 days from the date of this Agreement. Each of Acquiror, on the one hand, and RGF, RAC and Crown Bank, on the other hand, shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all of the information that appears in any filing made by the other party or parties with, or written information submitted to, any third party or any Governmental Authority in connection with the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.

5.03 Press Releases.

(a) Except as otherwise provided herein, RGF, RAC, Crown Bank and Acquiror shall consult with each other before issuing any press release or presentation with respect to the Transaction or this Agreement and shall not issue any such press release or presentation or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable. RGF, RAC, Crown Bank and Acquiror shall cooperate to develop all public announcement materials.

(b) Notwithstanding anything contained in this Agreement (other than in this Section 5.03(b)) or in any other agreement between or on behalf of the parties hereto, any obligations of confidentiality contained herein or therein shall not apply to the tax structure or the tax treatment of the transactions contemplated by this Agreement, and each party (and their respective representatives) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this agreement and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. This Section 5.03(b) shall not be construed to remove the confidentiality that otherwise applies to advice each party receives from its counsel with respect to the representations, warranties or covenants in this Agreement relating to Taxes.

5.04 Access; Information.

(a) RGF, RAC and Crown Bank agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, Crown Bank shall afford Acquiror and Acquiror’s officers, employees, counsel, accountants, auditors and other authorized representatives such access throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of RGF, RAC and Crown Bank and furnish to Acquiror such other information relating to Crown Bank as Acquiror may reasonably request and, during such period, it shall furnish to Acquiror all information concerning the business, properties and personnel of Crown Bank as Acquiror may reasonably request.

(b) RGF, RAC and Crown Bank shall each cooperate, and use their commercially reasonable best efforts to cause their independent auditors to reasonably cooperate, with Acquiror in order to enable Acquiror, at RGF’s expense, to have independent auditors (as that term is defined in the Securities Act and the published rules and regulations thereunder) selected by Acquiror prepare audited and/or reviewed financial statements for Crown Bank for any fiscal year-end and any interim period(s) to the extent Acquiror reasonably determines such financial statements are required by the Securities Act and/or the Exchange Act. Without limiting the generality of the foregoing, RGF, RAC and Crown Bank agree that they will: (i) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement or other document filed by Acquiror or any of its Subsidiaries or Affiliates under the Securities Act or the Exchange Act, (ii) execute and deliver, and cause its officers to execute and deliver, such “representation” letters as are customarily delivered in connection with audits and as RGF, RAC and Crown Bank’s or Acquiror’s independent accountants may reasonably request under the circumstances, and (iii) cooperate, and use its commercially reasonable best efforts to cause its independent auditors to reasonably cooperate, in consenting to the use or incorporation of the audited financials of Acquiror or any of its Subsidiaries or Affiliates under the Securities Act or the Exchange Act whether before or after the Closing. RGF, RAC and Crown Bank’s duty to cooperate pursuant to this Section is between the date hereof and the Closing Date, as well as after the Closing Date to the extent Acquiror reasonably requests their cooperation.

(c) As soon as reasonably practicable and as soon as they are available, RGF shall furnish to Acquiror (i) the Restated Financial Statements (including consolidated balance sheets, income statements, statements of cash flows and statements of changes in stockholder’s equity) of RGF and its Subsidiaries as of and for the years ended December 31, 2002, 2003 and 2004 (together with RGF’s Annual Report on Form 10-K for the year ended December 31, 2004), and (ii) the Post-2004 Financial Statements (including consolidated balance sheets, income statements and statements of changes in stockholder’s equity (without notes to the financial statements).

(d) All information furnished pursuant to this Section 5.04 shall be subject to the provisions of the Confidentiality Agreement, dated as of February 15, 2007, between Acquiror and Keefe, Bruyette & Woods, Inc. as agent for RGF, RAC and Crown Bank (the “Confidentiality Agreement”).

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

5.05 Acquisition Proposals. Each of RGF, RAC and Crown Bank agree that it shall, and shall direct and use its reasonable best efforts to cause its respective Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Crown Bank thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, each of RGF, RAC and Crown Bank shall not, and shall cause its directors, officers or employees or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Acquiror or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, provided that such restrictions shall not apply to any Acquisition Proposal that also constitutes a “Control Transaction” (as defined below). For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (x) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Crown Bank, (y) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of Crown Bank, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Crown Bank, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Control Transaction” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of RGF capital stock then outstanding or all or substantially all of RGF’s consolidated assets.

5.06 Certain Tax Matters.

(a) Liability for Taxes and Related Matters.

(i) RAC shall prepare in a manner consistent with past practice of Crown Bank, and timely file all Tax Returns required to be filed by Crown Bank, the due date of which (without extensions) occurs on or before the Closing Date and be liable for and shall pay all Taxes (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Crown Bank Group and Taxes resulting from Crown Bank ceasing to be a member of the Crown Bank Group (x) imposed on Crown Bank, or for which Crown Bank may otherwise be liable, for any Pre-Closing Tax Period, or (y) imposed on any Person (other than Crown Bank) that was a member of an affiliated, combined or consolidated group of which Crown Bank was a member prior to the Closing Date, for any taxable year, or (z) imposed as a result of or attributable to the Section 338(h)(10) Election described herein. Prior to the due date for filing any Tax Returns for periods prior to the Closing Date other than Crown Bank’s final federal and state income tax returns, as described below, RAC shall make available to Acquiror a draft of such Tax Returns. Acquiror shall have the opportunity to review and comment on the draft of such Tax Returns. RAC also will prepare or cause to be prepared Crown Bank’s final federal and state income tax returns for the period through the Closing Date and will make available to Acquiror drafts of such returns for its and his review and approval prior to filing (which approval will not be unreasonably withheld or delayed). RAC shall reimburse Acquiror upon demand for any Taxes attributable to Pre-Closing Tax Periods paid by Acquiror to the extent they exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income).

(ii) Acquiror shall prepare and file or cause to be filed all Tax Returns that are required to be filed by or with respect to Crown Bank for taxable years or periods ending after the Closing Date other than Tax Returns with respect to a taxable period for which a consolidated, unitary or combined income Tax Return of RAC will include the operation of Crown Bank and shall remit any Taxes due in respect of such Tax Returns. With respect to any Tax Return that covers a taxable year or period beginning before and ending after the Closing Date, Acquiror shall provide a copy of such Tax Return to RAC at least 30 days prior to the due date (including applicable extensions) for the filing thereof, and RAC shall have the right to approve (which approval shall not be unreasonably withheld, delayed or conditioned) such Tax Return to the extent that it relates to the portion of the taxable year or period ending on the Closing Date. RAC shall pay Acquiror the amount of any Taxes for which RAC is liable pursuant to Section 5.06(a) but which are payable with Tax Returns to be filed by Acquiror pursuant to this Section 5.06(b)(ii) within ten days prior to the due date for the filing of such Tax Returns.

(iii) Acquiror shall be liable for and shall pay all Taxes of Crown Bank for any Post-Closing Tax Period. Acquiror shall be entitled to any refund of Taxes of Acquiror or Crown Bank (net of Taxes payable by Acquiror or Crown Bank thereon) received in respect of any Post-Closing Tax Period.

(iv) In the case of any taxable period that includes (but does not end on) the Closing Date (the “Straddle Period”), the amount of any Taxes based on or measured by income or gross receipts of Crown Bank for the Pre-Closing Tax Period portion of the Straddle Period shall be based on an interim closing of the books as of the close of business of the Closing Date and the amount of other Taxes of Crown Bank for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(v) Acquiror shall be entitled to any refund of Taxes paid by Crown Bank, computed using the separate taxable income rules of Treas. Reg. Sec. 1.1502-12, to the extent attributable to the carry back or carry forward of a net operating loss or any other carry back or carry forward of any other tax attribute of Crown Bank arising in its final tax year or any prior tax year, also as computed using the separate taxable income rules of Treas. Reg. Sec. 1.1502-12.

(vi) Any payment by Acquiror to RAC, or by RAC to Acquiror, pursuant to this Section 5.06(a) (other than interest payments) shall be treated by the parties as an adjustment to the Transaction Consideration paid to or received by RAC, as the case may be.

(vii) RAC and RGF, on the one hand, and Acquiror, on the other hand, shall each pay one-half of any transfer, documentary, sales, use, stamp, registration and similar taxes arising from the sale of the shares of Crown Bank Common Stock.

(viii) Each party shall be entitled to recover its reasonable costs and expenses, including reasonable costs and expenses of counsel, incurred to enforce the other party’s obligations under this Section 5.06.

(b) Contest Provision. Acquiror shall promptly (and in any event within 15 Business Days) notify RAC in writing upon receipt by Acquiror or Crown Bank (following its acquisition by Acquiror) of notice of any pending or threatened federal, state, local or foreign audits or assessments relating to Taxes which may materially affect the Tax liabilities of Crown Bank for which RAC would be required to pay pursuant to Section 5.06(a), and RAC shall promptly (and in any event within 15 Business Days) notify Acquiror in writing upon receipt by RAC or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign audits or assessments relating to Taxes which may materially affect the Tax liabilities of Crown Bank for which Acquiror would be required to pay pursuant to Section 5.06(a); provided, that no failure or delay in giving any notice required by this sentence shall relieve Acquiror or RAC of its obligations under this Agreement, except to the extent that Acquiror or RAC demonstrates that it is prejudiced by such failure to give, or delay in giving, such notice. RAC shall have the sole right to represent Crown Bank’s interests in any audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, that Acquiror shall be given notice of, and have the right to monitor all proceedings and to review in advance and comment on all submissions made by RAC in connection therewith. Notwithstanding the foregoing, RAC shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Acquiror or Crown Bank (following its acquisition by Acquiror) for any period after the Closing Date to any extent (including the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards) without the prior written consent of Acquiror.

(c) Cooperation; Tax Records.

(i) After the Closing Date, RAC and Acquiror shall:

(A) assist (and cause their respective Affiliates to assist) the other party as necessary in preparing any Tax Returns which such other party is responsible for preparing and filing;

(B) cooperate fully in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of Crown Bank and in administering this Agreement;

(C) make available to the other party and to any Tax authority as reasonably requested all books and records, documents, financial, operating and accounting data and other information relating to Taxes of Crown Bank;

(D) provide timely notice to the other party in writing of any pending or threatened audits or assessments of Crown Bank for taxable periods for which the other party may have a liability; and

(E) furnish the other party with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to any such taxable period.

(ii) Each of RAC, Acquiror and Crown Bank shall retain or cause to be retained all Tax Returns, schedules, workpapers, and all material books and records or other documents relating thereto, until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) for the taxable years to which such Tax Returns and other documents relate or as otherwise required by any record retention agreement with any Tax authority that relates to Crown Bank.

(d) Section 338(h)(10) Election.

(i) RAC shall join with Acquiror in making an election under Section 338(h)(10) of the Code and, at the request of Acquiror, any analogous provision of state or local law (each such election, a “Section 338(h)(10) Election“) with respect to the Purchase by Acquiror of the Crown Bank Common Stock. RGF, RAC and Crown Bank shall not take, and shall use their best efforts not to allow, any action that would result in their inability to make a valid 338(h)(10) Election. RAC shall pay any Tax imposed attributable to the making of the 338(h)(10) Election, including (i) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(5), (ii) any state, local or foreign Tax imposed on Crown Bank’s gain, or (iii) any withholding tax resulting from a Section 338(h)(10) Election or similar elections for state income tax purposes, and RAC shall indemnify Acquiror and Crown Bank against any monetary payment or loss arising out of any failure to pay any such Taxes. At or prior to Closing, RAC will deliver to Acquiror an executed Form 8023, Election Under Section 338 for Corporations Making Qualified Stock Purchases, and such other forms as are necessary to make a Section 338(h)(10) Election and similar elections for state income tax purposes on or before the Closing Date. Acquiror shall timely file such elections.

(ii) Within thirty (30) days of the Closing Date, the parties shall mutually work together in good faith to allow Acquiror to deliver to RGF and RAC a schedule that allocates a mutually agreed upon fair market value of the assets and proprietary rights of Crown Bank for all Tax purposes (the “Agreed Value”) to the assets of Crown Bank in accordance with Code Sections 338 and 1060 and the regulations thereunder. RGF and RAC agree to reasonably cooperate, in good faith, with Acquiror to file all Tax Returns, including amended returns and claims for refund, IRS Form 8883 and any information reports in a manner consistent with the schedule delivered by Acquiror. RGF and RAC agree to act in accordance with such allocation in the course of any Tax audit, Tax review or Tax litigation relating thereto and to take no position inconsistent with the allocation for federal and state income tax purposes. The Agreed Value shall be based upon the fair market value of the assets and proprietary rights of Crown Bank as of the Closing.

5.07 Certain Policies. Prior to the Closing Date, Crown Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, to the extent requested by Acquiror, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Acquiror; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.01(a); and further provided that in any event, no accrual or reserve made by Crown Bank pursuant to this Section 5.07 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Crown Bank or its management with any such adjustments.

5.08 Indemnification.

(a) From and after the Effective Time, RGF and RAC shall, jointly and severally, indemnify, defend and hold harmless Acquiror, its Affiliates and Subsidiaries and their respective officers, directors, employees and affiliates (collectively the “Acquiring Parties”), from and against the entirety of any charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including all reasonable attorneys’, consultants’, experts’, audit costs, and court costs (collectively, “Adverse Consequences”) the Acquiring Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences the Acquiring Parties may suffer after the end of any applicable Survival Period with respect to claims made within such period to the extent required by Section 8.01 (“Acquiror Indemnifiable Losses”), resulting from, arising out of, relating to, in the nature of, or caused by:

(i) any breach or inaccuracy of the representations and warranties of RGF, RAC or Crown Bank set forth in this Agreement or in the Disclosure Schedules or certificates delivered by RGF, RAC or Crown Bank in connection herewith, including without limitation any Adverse Consequences attributable to Taxes, Tax Returns, filings and information reporting affiliated with RGF, RAC or Crown Bank or any Adverse Consequences after the Effective Time which are as a result of Crown Bank’s removal from the Crown Bank Group and/or affiliation with RGF and RAC prior to the Effective Time;

(ii) any Adverse Consequences associated with the Convertible Rights Redemption or any failure by RAC to initiate or complete the Convertible Rights Redemption; and

(iii) the cost and expense of defending any action, demand, or claim by any third party against or affecting any Acquiring Parties arising from facts or circumstances, which, if true or successful, would constitute a breach of any of the representations, warranties or covenants of RGF, RAC or Crown Bank, or would obligate Acquiror or cause Acquiror to be subject to any obligation, liability or indebtedness referred to in clauses (i) and (ii) even if such action, demand or claim ultimately proves to be untrue or unfounded, provided, however, that the Acquiring Parties must have sought such indemnification in good faith.

(b) From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless RGF and RAC, their Affiliates and Subsidiaries and their respective officers, directors, employees and affiliates (collectively the “Selling Parties”), from and against any Adverse Consequences the Selling Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences the Selling Parties may suffer, after the end of any applicable Survival Period with respect to claims made within such period to the extent required by Section 8.01 (“Seller Indemnifiable Losses”), resulting from, arising out of, relating to, in the nature of, or caused by:

(i) any breach or inaccuracy of the representations and warranties of Acquiror set forth in this Agreement or in the Disclosure Schedules or certificates delivered by Acquiror in connection herewith;

(ii) the conduct of the business and operations of Crown Bank after the Closing Date; and

(iii) the cost and expense of defending any action, demand, or claim by any third party against or affecting the Selling Parties arising from facts or circumstances, which, if true or successful, would constitute a breach of any of the representations, warranties or covenants of Acquiror, or would obligate RAC or RGF or cause RAC or RGF to be subject to any obligation, liability or indebtedness referred to in clauses (i) and (ii) even if such action, demand or claim ultimately proves to be untrue or unfounded, provided, however, that the Selling Parties must have sought such indemnification in good faith.

(c) Any party wishing to claim indemnification (“Indemnified Party”) under this Section 5.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the other party (“Indemnifying Party”), but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party, provided, however, that, notwithstanding anything to the contrary contained herein, an Indemnified Party seeking to claim indemnification hereunder with respect to a claim incurred by it must provide written notice to the Indemnifying Party of such claim as provided in this Section 5.08 within the Survival Period set forth in Section 8.01 for the representation or warranty that is the basis of such claim in order to be entitled to Indemnification for the claim hereunder. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

(d) Limitations on Indemnification.

(i) Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable to any Indemnified Parties pursuant to this Section 5.08 unless the aggregate of all claims pursuant to this Section 5.08 asserted by the Indemnified Parties for which the Indemnifying Party would, but for this provision, be liable exceeds on a cumulative basis an amount equal to Two Hundred Fifty Thousand Dollars ($250,000), in which event the Indemnifying Party shall be liable only for the excess of such claims over Two Hundred Fifty Thousand Dollars ($250,000).

(ii) Each indemnification claim shall be reduced by any insurance proceeds actually received by the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to indemnification with respect to the amount of any indemnification claim that is in excess of the cash proceeds actually received by such Indemnified Party (after deducting reasonable costs and expenses incurred in connection with the recovery of such insurance proceeds, including premium increases). If any Indemnified Party recovers from an insurance company all or any part of any indemnification payments previously paid to it by the Indemnifying Party (and even if such recovery occurs after the expiration of the Survival Period set forth in Section 8.01), the applicable Indemnified Party shall, within ten (10) Business Days, pay over to the Indemnifying Party the amount so recovered up to the amount previously paid by the Indemnifying Party.

(iii) Each indemnification claim shall be reduced by any indemnity, contribution or other similar payment payable to any Indemnified Party by any third party with respect to such indemnification claim and, if any Indemnified Party recovers from third parties all or any part of any indemnification payments previously paid to it by the Indemnifying Party (and even if such recovery occurs after the expiration of the Survival Period set forth in Section 8.01), the applicable Indemnified Party shall, within ten (10) Business Days, pay over to the Indemnifying Party the amount so recovered up to the amount previously paid by the Indemnifying Party.

(e) At the Closing, RAC and RGF shall cause the persons serving as directors and officers of Crown Bank immediately prior to the Effective Time (collectively, the “Crown Directors”) to be covered by the directors’ and officers’ liability insurance policy maintained by RGF and/or RAC from and after the Closing Date and shall indemnify and hold harmless Acquiror for any liability, losses, fees or expenses Acquiror is subject as a result of any action or inaction by one or more of the Crown Directors. Such policies shall be of at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous than such policy or single premium tail coverage with policy limits equal to RGF’s and RAC’s existing coverage limits with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such. Acquiror shall not be required to maintain directors’ and officers’ liability insurance policy for the Crown Directors, nor indemnify the Crown Directors for any losses.

(f) The provisions of this Section 5.08 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

5.09 Benefit Plans.

(a) Acquiror will offer or provide to any Crown Bank employee retained by Acquiror or any Affiliate of Acquiror participation in employee benefit plans and arrangements available for similarly situated employees of Acquiror or its Affiliates or Subsidiaries (excluding the Fifth Third Master Retirement Plan which has been frozen as to new participants). Acquiror shall not be obligated to cause any Crown Bank employee retained by Acquiror or any Affiliate of Acquiror to participate in any defined benefit plan (within the meaning of Section 414(j) of the Code) that is maintained by Acquiror or any affiliate of Acquiror or to participate in any plan providing comparable benefits. Crown Bank’s employees retained by Acquiror (or an Affiliate of Acquiror ) shall be employed on an “at will” basis.

(b) At and following the Effective Time, Acquiror shall honor, and Acquiror shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of Crown Bank under all existing employment and “change-in-control” and bonus/retention agreements specifically identified in sections 3.01(d) or 4.03(n)(i) of the Disclosure Schedule. RAC and RGF shall assume and retain any and all liability under any change in control agreements, employment agreements and similar agreements not specifically identified in the Disclosure Schedule.

(c) At such time as employees of Crown Bank become eligible to participate in a medical, dental or health plan of Acquiror or its Subsidiaries, Acquiror shall cause each such plan to (i) waive any preexisting condition limitations (other than those not waived under Crown Bank’s plan) to the extent such conditions are covered under the applicable medical, health or dental plans of Acquiror, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Those employees of Crown Bank (other than temporary and/or co-operative employees) who do not have an employment, change in control, severance or bonus/retention agreements and who are not employed by Acquiror or who are terminated or voluntarily resign after being notified that, as a condition of employment, such employee must work at a location more than thirty (30) miles from such employee’s former location of employment or that such employee’s salary will be materially decreased, in any case and in both cases, within sixty (60) days after the Effective Time, and who sign and deliver a termination and release agreement in a form attached hereto as Annex F, shall be entitled to severance according to Acquiror’s current severance policy. Crown Bank shall take whatever action necessary to terminate any and all other severance arrangements and to ensure it and Acquiror have no other liability for any other severance payments (other than as set forth in this Section 5.09(d), and agreements referenced in Section 5.09(b) above and specifically identified in sections 3.01(d) or 4.03(n)(i) of the Disclosure Schedule). Crown Bank shall cooperate with Acquiror to effectuate the foregoing and to comply with, and provide notices regarding, the Workers Adjustment and Retraining Act or any similar state or local law, including without limitation, providing notices to employees and government representatives. Nothing contained in this Section 5.09 shall be construed or interpreted to limit or modify in any way Acquiror’s at will employment policy.

In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(e) Nothing in this Section 5.09 or in this Agreement shall be interpreted as preventing Acquiror from amending, modifying or terminating any employee benefit plan or other contract, arrangement, commitment or understanding in accordance with their terms and applicable law.

(f) If Acquiror so requests, Crown Bank shall take any and all actions required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Crown Bank Benefits Plans immediately prior to the Effective Time, and, if requested by Acquiror, to implement any such actions.

(g) If Acquiror so requests, Crown Bank shall take all actions necessary to file an application for determination letter with the IRS prior to the Effective Time, for any Benefit Plan requested by Acquiror

(h) With respect to any Benefit Plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting without Acquiror’s consent whether or not such discretionary acceleration of vesting is provided under the terms of the Benefit Plan.

(i) Except as may be required by applicable law, Crown Bank, without the advance written consent of Acquiror not to be unreasonably withheld, shall not (i) adopt any amendments to the Benefit Plans after the date of this Agreement; or (ii) make any distributions from the Benefit Plans after the date of this Agreement other than in the ordinary course of operations of such Benefit Plans; or (iii) make any discretionary contributions to any of the Benefit Plans after the date of this Agreement; or (iv) take any action which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any Benefit Plan.

(j) Notwithstanding anything herein to the contrary and except as may be required by applicable law, in no event shall Crown Bank: (i) take any action under the terms of any Benefit Plan, employment agreement, change in control agreement or similar arrangement relating to the payment thereof or funding of obligations thereunder which would have the effect of increasing any such payments or funding, nor will Crown Bank adopt or implement any new such plan, agreement or arrangement, without the prior written consent of Acquiror, or (ii) make any payments or fund any obligations under any Benefit Plan, employment agreement, change in control agreement or similar arrangement that Crown Bank deems are mandatory or required thereunder without prior written consent of Acquiror, excluding payments made in the ordinary of business consistent with past practice prior to the date of this Agreement.

(k) Crown Bank shall provide to Acquiror at least fifteen (15) days prior to the Effective Time, documentation that shows that the requirements of Code Sections 401(a)(4), 404, 410(b), 412, 415, 416 and 401(k)(3) and (m)(2) are met by or with respect to each Qualified Benefit Plan of Crown Bank as to the plan’s latest three (3) plan years which have ended prior to the date of this Agreement (to the extent such Code Sections apply to such plan).

5.10 Notification of Certain Matters. Each of RGF, RAC and Crown Bank, on the one hand, and Acquiror, on the other hand, shall give prompt notice to the other(s) of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Crown Bank, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

5.11 Estoppel Letters and Consents. RGF and RAC shall use their commercially reasonable best efforts to obtain and deliver to Acquiror at the Closing with respect (i) to all Owned Real Estate, an estoppel letter dated as of the Closing substantially in the form of Annex A from all tenants, (ii) to all Real Estate Contracts, an estoppel letter dated as of the Closing substantially in the form of Annex B, or such other form as may be prescribed by the applicable Real Estate Contract and reasonably satisfactory to Acquiror (estoppel letters described in (i) and (ii) shall be known collectively as, the “Estoppel Letters”) and (iii) consent to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”).

5.12 Assumption of Indenture Obligations. In connection with the Closing of the Transaction, Acquiror, or a direct or indirect Subsidiary or parent of Acquiror, shall execute such supplemental indentures and provide such documents, including, without limitation, legal opinions, as are reasonably required (i) in connection with an acquisition of Crown Bank under the indentures, trust agreements, guarantee agreements, notices, certificates and other agreements and assets related to the Trust Preferred Securities, (ii) to acquire the Common Securities, and (iii) to assume the obligations under the Trusts and Junior Subordinated Debt and guarantees, each as Previously Disclosed.

5.13 Antitakeover Statutes. Each of Acquiror and RGF, RAC and Crown Bank and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

5.14 Noncompetition.

(a) RGF and RAC each agree that, during the Restricted Period, neither RGF or RAC shall, directly or indirectly, whether for its own account or for the account of any other person, firm, corporation, or other business organization, (i) in the states of Florida or Georgia, engage in providing Banking Services, except for loans originated in Puerto Rico which are secured by real property in Florida or purchases of loan participations of financial institutions, (ii) provide Banking Services to any Client except for Banking Services already provided to any such Client as of the date hereof by R-G Premier Bank or R-G Mortgage Corporation, (iii) make any statements or take any acts that may interfere with Crown Bank’s, Acquiror’s or any Affiliate’s or Subsidiary’s business relationship with any Client to enter into any business relationship with any person or firm other than Acquiror, Crown Bank or an Affiliate or Subsidiary relating to Banking Services of any type, or (iv) take any actions that may interfere with Acquiror’s, Crown Bank’s or an Affiliate’s or Subsidiary’s property rights in lists of Clients or otherwise diminish the value of such lists to Acquiror, Crown Bank or an affiliate.

(b) The term “Restricted Period” shall mean the period beginning on the Effective Time and ending three years thereafter.

(c) The term “Banking Services” shall mean retail or commercial deposit or lending business, including mortgage lending, trust services, securities brokerage, asset management and all other services which are customarily provided by banks or which are otherwise provided by Acquiror, Crown Bank or their affiliates.

(d) For purposes of this Agreement, the term “Client” shall mean all persons or entities who are or were clients of Crown Bank at the Effective Time or of Acquiror, Crown Bank or an affiliate during the Restricted Time.

5.15 Nonsolicitation. Except for such persons as Previously Disclosed, RGF and RAC each hereby agree that they will not solicit for employment by such entity or any of its related entities (including but not limited to wholly or partially-owned subsidiaries or affiliates and affiliates in which any of its representatives have a controlling interest) any employee or officer of Acquiror, Crown Bank or an affiliate so long as they are employed by the same during the Restricted Time, without obtaining the prior written consent of Acquiror. For purposes of this Agreement, “solicit for employment” shall not include (a) referrals for employment made by a placement agency or employment service not targeted by RGF or RAC or their affiliates at employees of Acquiror, Crown Bank or an affiliate, (b) responses to any advertisement appearing in a newspaper, magazine or trade publication, or (c) discussions or negotiations with any employee who contacts RGF, RAC or an affiliate on an unsolicited basis.

5.16 Daily Operation. The parties hereto shall cooperate with one another in good faith regarding the daily operations of Crown Bank between the date hereof and the Closing Date.

5.17 Employment of Crown Bank Employees. The parties acknowledge and agree that Acquiror is under no obligation to hire or retain the employment of any Employees, other than those with existing contracts as Previously Disclosed.

5.18 Financial Statements. RGF, RAC and Crown Bank shall promptly prepare and deliver the Financial Statements.

5.19 Redemption of RAC Preferred Stock. Simultaneous with the Closing, RAC shall immediately use a portion of the Cash Consideration received to redeem any and all RAC Preferred Stock.

5.20 Referral Agreement Terminations. Crown Bank shall provide termination notices to TCM Bank, NA and SWS Financial Services, Inc., respectively, for the following agreements in accordance with such agreements within five (5) business days of the date of this Agreement:

(i) Total Card Management Program Agent Agreement between Crown Bank and TCM Bank, NA dated Oct. 18, 2004.

(ii) Financial Institution Service Agreement between Crown Bank and SWS Financial Services, Inc. dated January 16, 2003.

5.21 Environmental Audit. Acquiror shall have received, within sixty (60) days of the execution of this Agreement, completed Phase I environmental audit reports (the “Phase I Reports“) (RGF and Acquiror shall each pay one-half the expense) regarding the Leased Real Estate and the Owned Real Estate. If, in Acquiror’s reasonable judgment, Phase II environmental audit reports (“Phase II Reports”) are necessary in light of the contents of the Phase I Reports, Acquiror shall receive such Phase II

Reports (RGF and Acquiror shall each pay one-half the expense), within sixty (60) days of Acquiror’s determination that Phase II reports are necessary. In the event that a Phase I Report and/or a Phase II report discloses an environmental condition or matter which is unsatisfactory to Acquiror based upon commercially reasonable standards, RGF and/or RAC shall take any and all actions necessary to remediate and eliminate such condition or matter and bring such Owned Real Estate or Leased Real Estate into compliance with all Environmental Laws, all of which shall be done to the satisfaction of Acquiror based on commercially reasonable standards as soon as possible and in no event later than Closing.

5.22 Title Insurance and Surveys. Within sixty (60) days of the date of this Agreement, Acquiror shall have received (RGF and Acquiror shall each pay one-half the expense): (a) commitments for ALTA title insurance policies with respect to the Owned Real Estate and the Leased Real Estate (the “Titles“); and (b) staked-on-ground boundary surveys of the Owned Real Estate and Leased Real Estate, certified current as of the date of delivery thereof, prepared by a duly licensed and registered land surveyor acceptable to Acquiror (the “Surveys“). The Titles and the Surveys will be ordered by Acquiror, and shall in all material respects be acceptable to Acquiror based on commercially reasonable standards. RGF and Acquiror shall each pay one-half the costs and expenses of obtaining the Titles and the Surveys, including without limitation, all title insurance premiums associated therewith. The Surveys shall be made and prepared in accordance with the Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1986. In the event that the Titles and/or Surveys are unsatisfactory to Acquiror based on commercially reasonable standards, RGF or RAC shall use their commercially reasonable efforts to take any and all actions necessary to remedy and/or eliminate such unsatisfactory condition or matter to the commercially reasonable satisfaction of Acquiror as soon as possible and in no event later than Closing.

5.23 Real Estate. Acquiror shall have determined to its satisfaction based upon commercially reasonable standards that services for utilities, including without limitation, for water and sewer service, telephone service, electric and/or gas service, and sanitary services are sufficient to service the current use of the Owned Real Estate and the Leased Real Estate.

5.24 Building and Mechanical Inspection. Acquiror shall have received an inspection report from a reputable engineer (RGF and Acquiror shall each pay one-half the expense) indicating that all buildings, structures, improvements and fixtures comprising part of the Owned Real Estate and the Leased Real Estate are in all material respects good and technically sound operating condition, have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress.

5.25 Condemnation. No authority having the right of eminent domain with respect to the Owned Real Estate or Leased Real Estate shall commence negotiations with Crown Bank, or commence legal action for temporary or permanent taking or acquiring of all or any part of the Owned Real Estate or Leased Real Estate.

5.26 Adjusted Tangible Book Value.

(i) The Adjusted Tangible Book Value of Crown Bank reflected on the Closing Date Balance Sheet shall equal or exceed $226,600,000. The Pro Forma Tangible Book Value Sheet attached hereto as Exhibit A sets forth the basis upon which such calculations were made, as well as the additions and subtractions thereto.

(ii) “Adjusted Tangible Book Value” is defined as Crown Bank stockholder’s equity, less goodwill and core deposit intangibles, plus the allowance for loan losses, less the cumulative impact to Adjusted Tangible Book Value of the restatement and subsequent year’s adjustments resulting from the restatement, less deferred tax assets, before giving effect to the assumption of the Trust Preferred Securities. The following effects of transactions executed by Crown Bank, subsequent to March 31, 2007 and prior to Closing, shall be excluded from the calculation of Adjusted Tangible Book Value: gains or losses related to asset sales (other than as permitted under this Agreement), branch sales, and sale or termination of liabilities or revaluation of assets or liabilities, any of which are conducted pursuant to the terms of this Agreement, other than as set forth on Exhibit A. Purchase accounting adjustments made by Acquiror at Closing shall be excluded from the above calculations.

(iii) After the date hereof until the Closing Date, Crown Bank shall have provided Acquiror with unaudited balance sheets and income statements within twenty (20) days after the end of each month prepared in accordance with past practices of Crown Bank and in accordance with GAAP consistently applied. The unaudited balance sheet of Crown Bank for the month ending at least thirty (30) days prior to the Closing Date but not more than sixty (60) days prior to the Closing Date shall be delivered with supporting documentation within ten (10) days of the end of such month which shall include Crown Bank’s calculation of Adjusted Tangible Book Value (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with past practices of Crown Bank and in accordance with GAAP consistently applied (other than with respect to adjustments related to the restatement as well as other adjustments set forth in the Pro Forma Tangible Book Value Sheet attached as Exhibit A and which adjustments may change due to their calculation as of the month end of the Closing Date Balance Sheet) and other legal and accounting requirements. Crown Bank shall cooperate and assist the Acquiror as reasonably requested by the Acquiror in their review of the Closing Date Balance Sheet, including providing all work papers and other documents required to complete such review and reasonable access to the personnel responsible for preparing the Closing Date Balance Sheet. In the event that the Acquiror disagrees with the content of the Closing Date Balance Sheet by providing Crown Bank with written notice thereof detailing the reasons for such disagreement within ten (10) days of delivery, the Acquiror and Crown Bank shall mutually agree to an independent accounting firm to review the Closing Date Balance Sheet and, if they cannot agree within two (2) Business Days of Crown Bank’s receipt of such written notice, then Acquiror and Crown Bank shall each select an independent accounting firm, who will mutually agree upon a third independent accounting firm within (2) Business Days to review the Closing Date Balance Sheet; provided, however, the Closing shall be delayed by a reasonable amount of time to allow the selected independent accounting firm to accept the engagement and review the Closing Date Balance Sheet. If the Acquiror does not timely disagree to the Closing Date Balance Sheet in the manner provided herein, then the Acquiror shall be deemed to have agreed upon and accepted the contents of the Closing Date Balance Sheet. The Adjusted

Tangible Book Value reflected on the Closing Date Balance Sheet that is agreed upon and accepted by the Acquiror or subsequently agreed upon in writing by Crown Bank and the Acquiror or that is determined by the independent accounting firm shall be conclusively determinative for purposes of calculating any payments to be made pursuant to Section 5.26(f)(iv) below and for purposes of termination as set forth in Section 5.26(f)(v) below. The fees and cost of any independent accounting firm required hereunder shall be borne equally by the Acquiror on the one hand and RAC and RGF on the other hand.

(iv) In the event that the Adjusted Tangible Book Value reflected on the Closing Date Balance Sheet is less than $221,600,000, the Cash Consideration payable to RAC shall be reduced on the basis of $1.00 for each dollar shortfall, subject to a maximum reduction below $226,600,000 in Adjusted Tangible Book Value of Twenty Million Dollars ($20,000,000). In the event that the Adjusted Tangible Book Value reflected on the Closing Date Balance Sheet is more than $231,600,000, the Acquiror shall pay to RAC the full amount of any such excess as additional Cash Consideration on the basis of $1.00 for each dollar. Any payments required to be made pursuant to this Section 5.26(f) shall be made at the Closing.

(v) In the event that the Adjusted Tangible Book Value reflected on the Closing Date Balance Sheet is less than $206,600,000, then Acquiror shall have the right to terminate this Agreement.

(vi) The parties hereto acknowledge and agree that the Exhibit A attached hereto and as of the date hereof is for illustrative purposes only and that a revised Exhibit A shall be prepared in connection with the preparation and delivery of the Closing Date Balance Sheet and such revised Exhibit A shall be used for the calculation of Adjusted Tangible Book Value.

5.27 Mutual Cooperation. Each of RGF, RAC, Crown Bank and Acquiror mutually covenant and agree that, following the date of this Agreement, it shall use its commercially reasonable best efforts to take the actions needed to preserve for eighteen (18) months after the Effective Time the financial books and records of Crown Bank as such exist as of the Effective Time so that RGF will be able to access and use such financial books and records to complete the consolidated financial statements that RGF is required to file with the SEC for the calendar years 2005 and 2006 and the interim quarterly periods in 2007 which end prior to the Closing. In no way will Acquiror be required to provide any other assistance with such financial statements beyond those actions expressly set forth above.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.01 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each of the parties hereto to consummate the Transaction is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Acquiror Board reasonably determines in good faith would, individually or in the aggregate, materially adversely affect Acquiror to such a degree that Acquiror would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Transaction.

6.02 Conditions to Obligations of RGF, RAC and Crown Bank. The obligations of RGF, RAC and Crown Bank to consummate the Transaction are also subject to the fulfillment or written waiver by RGF, RAC and Crown Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and RGF, RAC and Crown Bank shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by a duly authorized officer of Acquiror to such effect.

(b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and RGF, RAC and Crown Bank shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by a duly authorized officer of Acquiror to such effect.

(c) Other Actions. Acquiror shall have furnished RGF, RAC and Crown Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as RGF, RAC and Crown Bank may reasonably request.

6.03 Conditions to Obligation of Acquiror. The obligation of Acquiror to consummate the Transaction is also subject to the fulfillment or written waiver by Acquiror prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of RGF, RAC and Crown Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of RGF, RAC and Crown Bank by the respective Chief Executive Officers and the Chief Financial Officers of RGF, RAC and Crown Bank to such effect.

(b) Performance of Obligations of RGF, RAC and Crown Bank. RGF, RAC and Crown Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of RGF, RAC and Crown Bank by the respective Chief Executive Officers and the Chief Financial Officers of RGF, RAC and Crown Bank to such effect.

(c) Financial Statements. Prior to Closing, the Financial Statements shall have been delivered to Acquiror.

(d) Real Property. The transactions contemplated by the Real Property Purchase Agreements shall have been consummated concurrent with the Transaction.

(e) Estoppel Letters and Consents. (i) Delivery of executed Estoppel Letters obtained and Consents obtained and (ii) delivery of all Consents whereby the failure to receive one or more such Consents would have a Material Adverse Effect on Crown Bank.

(f) Opinion. Delivery of an executed opinion in the form set forth in Annex E attached hereto.

(g) Escrow Agreement. Delivery of an executed Escrow Agreement.

(h) Trust Preferred Securities. Execution and delivery of any and all documents, satisfactory to Acquiror, to provide for the transfer, assignment or assumption of the Common Securities.

(i) RAC Preferred Stock. RAC shall have obtained any and all approvals, including but not limited to the Board of Governors or the Federal Reserve Board or its designees, required to complete redemption of all issued and outstanding RAC Preferred Stock.

(j) Cease and Desist Orders. Crown Bank or Acquiror shall have received a commitment from applicable regulators that the Cease and Desists Orders shall be lifted on or promptly after the consummation of the Transaction. The parties hereto agree to assist one another and use their commercially reasonable efforts to obtain such a commitment from applicable regulators that the Cease and Desists Orders shall be lifted on or promptly after the consummation of the transactions contemplated by this Agreement.

(k) Other Actions. RGF, RAC and Crown Bank shall have furnished Acquiror with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Acquiror may reasonably request.

(l) Board Resignations. All Crown Bank Directors shall resign as directors of Crown Bank as of the Effective Time.

(m) Crown Bank Preferred Stock. No Crown Bank Preferred Stock shall be issued and/or outstanding and no actions have occurred or may occur which would allow for the issuance of any Crown Bank Preferred Stock at any time.

(n) 101 Sunnytown Road. Acquiror, Wayne Densch Development Corporation and VIG Leasing Corp., shall have entered into amendments regarding the lease of all space by Crown Bank located at 101 Sunnytown Road, Casselberry, Florida which shall provide for the conversion of the leases into month-to-month leases leaving all other terms the same, except that the lessors shall receive sixty (60) days advance notice of any termination by Crown Bank or its successors or assigns.

ARTICLE VII

TERMINATION

7.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual consent in writing of Acquiror and RGF, RAC and Crown Bank.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Acquiror, on the one hand or RGF, RAC and Crown Bank, on the other hand, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) except for payment of the Transaction Consideration, cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided such cure period shall not be deemed to extend the Closing Date, and (ii) would entitle the non-breaching party or parties not to consummate the transactions contemplated hereby under Section 6.02(a) or (b) or 6.03(a) or (b), as the case may be.

(c) Delay. By Acquiror, on the one hand, or RGF, RAC and Crown Bank, on the other hand, in the event that the Transaction is not consummated by March 31, 2008, except to the extent that the failure of the Transaction then to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 7.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement.

(d) No Regulatory Approval. By Acquiror, on the one hand, or RGF, RAC and Crown Bank, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 7.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

(e) Control Transaction. By RGF, RAC and Crown Bank in order to allow RGF to enter into an acquisition agreement or similar agreement with respect to a Control Transaction which has been received and considered by RGF and the Board of Directors of RGF in compliance with Section 5.05 hereof.

(f) Adjusted Tangible Book Value. By written notice from Acquiror to RGF, RAC and Crown Bank in accordance with Section 5.26(f)(v).

7.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 7.02, Section 5.04(d) and Article VIII (except for Section 8.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Acquiror or RGF, RAC or Crown Bank shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that RGF shall pay Acquiror the sum of $17,500,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by RGF, RAC and Crown Bank pursuant to Section 7.01(e), RGF shall pay the Termination Fee to Acquiror on the second Business Day following the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Acquiror pursuant to Section 7.01(b) or (B) by either Acquiror or RGF, RAC and Crown Bank pursuant to Section 7.01(c), and in the case of any termination pursuant to clause (A) or (B), a Control Transaction shall have been publicly announced or otherwise communicated or made known to the executive management of RGF, RAC or Crown Bank (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Control Transaction, or reiterated a previously expressed plan or intention to make an Control Transaction) at any time after the date of this Agreement, then (1) if within 12 months after such termination RGF enters into an agreement with respect to a Control Transaction, then RGF shall pay to Acquiror the Termination Fee on the date of the consummation of such Control Transaction and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with RGF within 12 months after such termination, then RGF shall pay to Acquiror the Termination Fee on the date of the consummation of such Control Transaction.

(iii) Any amount that becomes payable pursuant to this Section 7.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Acquiror.

(c) RGF, RAC, Crown Bank and Acquiror agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement, Acquiror would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by RGF, RAC or Crown Bank. If RGF fails to pay Acquiror the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), RGF shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII

MISCELLANEOUS

8.01 Survival. All of the representations and warranties of RGF, RAC and Crown Bank (other than those set forth in Sections 4.03(p) and 4.03(q) (collectively, the “Special Warranties”) shall survive the Closing (regardless of any knowledge of or investigation by the Acquiror) until one (1) year after the Closing (the “General Survival Period”). Representations and warranties set forth in Sections 4.03(p) and 4.03(q) shall survive the Closing until the expiration of the applicable statute of limitations (the “Statute of Limitations Survival Period”). Each of the General Survival Period and the Statute of Limitations Survival Period is referred to herein as a “Survival Period”. Each covenant contained in this Agreement to be performed in whole or in part after the Closing shall survive for such period of time following the Closing until it is fully performed. Notwithstanding anything contained herein to the contrary, survival of liabilities or damages arising out of any other party’s fraud or willful breach of any provision of this Agreement shall not limited by this Section 8.01.

8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio (without giving effect to choice of law principles thereof).

8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Acquiror to:

Fifth Third Financial Corporation c/o

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Paul L. Reynolds, General Counsel

Telecopier: (513) 534-6757

With a copy to:

Graydon Head & Ritchey LLP

1900 Fifth Third Center

Cincinnati, Ohio 45202

Attention: Richard G. Schmalzl, Esq.

Facsimile: (513) 651-3836

If to RGF, RAC or Crown Bank to:

R&G Financial Corporation 290 Jesús T. Piñero Avenue Hato Rey, Puerto Rico 00918
Attention:	Víctor G. Galán, Chairman of the Board Rolando Rodriguez, Chief Executive Officer
Fax: (787) 766-8175

With a copy to:

Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037
Attention:	Norman B. Antin, Esq. Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Acquiror’s obligation under Section 5.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.08 Severability. Except to the extent that application of this Section 8.08 would have a Material Adverse Effect on Crown Bank or Acquiror, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their commercially reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (May 20, 2007). Whenever “to the knowledge of” or words of similar import are used in this Agreement, they shall be deemed to mean the actual knowledge, after reasonable inquiry, of the present executive officers of Acquiror as to Acquiror, or any of the present executive officers and officers performing the accounting, internal audit or regulatory functions of RGF, RAC and Crown Bank as to RGF, RAC or Crown Bank.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, except Acquiror is entitled to assign this Agreement to a parent, or direct or indirect Subsidiary, that is duly incorporated and in good standing in its jurisdiction of incorporation and is capable of performing the obligations hereunder and consummating the Transaction under current banking or other laws and regulations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Acquiror may at any time modify the structure of the acquisition of Crown Bank set forth herein, including without limitation, to provide for a merger of Crown Bank with and into Acquiror or another wholly owned Subsidiary or Affiliate of Acquiror, provided that (i) the Transaction Consideration to be paid to the holder of Crown Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Crown Bank’s sole stockholder or Affiliates as a result of receiving the Transaction Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Paul L. Reynolds
Name:	Paul L. Reynolds
Title:	Executive Vice President and Secretary

R&G FINANCIAL CORPORATION

By:	/s/ Víctor J. Galán
Name:	Víctor J. Galán
Title:	Chairman of the Board

R&G ACQUISITION HOLDINGS CORPORATION

By:	/s/ Víctor J. Galán
Name:	Víctor J. Galán
Title:	Chairman of the Board

R-G CROWN BANK, FSB

By:	/s/ Rolando Rodriguez
Name:	Rolando Rodriguez
Title:	Chief Executive Officer